EXHIBIT 21.1

DIRECT AND INDIRECT SUBSIDIARIES OF

NPTEST HOLDING CORPORATION

Subsidiary Name	Place of Formation

NPTest, Inc.	Delaware

NPTest LLC	Delaware

NPTest Acquisition Corporation	Delaware

NPTest Capital Corporation	Delaware

NPTest International Ltd	British Virgin Islands

NPTest De Costa Rica SA	Costa Rica

NPTest Technology Pte Limited	Singapore

NPTest Philippines Inc.	Philippines

NPTest Malta Ltd	Malta

NPTest Ireland LTD	Ireland

NPTest UK Ltd	United Kingdom

NPTest GmbH	Germany

NPTest SRL	Italy

NPTest s.a.s.	France